                                                       EXHIBIT 10.24

REINSURANCE
AGREEMENT      NO. 60-2110-0

               QUOTA SHARE REINSURANCE AGREEMENT
               (hereinafter referred to as the "AGREEMENT")

               between

               EMPIRE FIRE AND MARINE INSURANCE COMPANY
               Omaha, Nebraska

               EMPIRE INDEMNITY COMPANY
               Oklahoma City, Oklahoma
               (herein collectively referred to as the "COMPANY")

               and

               FIRST MERCURY INSURANCE COMPANY
               (hereinafter referred to as the "REINSURER")













               Effective:               12:01 a.m., July 1, 1996
               Term:                    Continuous

                                TABLE OF CONTENTS

                                                                     Page

Article 1   Scope of Agreement  .................................       1

Article 2   Reinsuring Clause   .................................       1

Article 3   Term ................................................       2

Article 4   Retention and Limits ................................       2

Article 5   Exclusion ...........................................       2

Article 6   Premium .............................................       4

Article 7   Commission     ......................................       4

Article 8   Reports and Remittances .............................       5

Article 9   Losses and Allocated Loss Adjustment Expense.........       5

Article 10  Offset    ...........................................       7

Article 11  Definitions .........................................       7

Article 12  Territory  ..........................................       8

Article 13  Taxes  ..............................................       9

Article 14  Currency.............................................       9

Article 15  Errors and Omissions  ...............................       9

Article 16  Access to Records ...................................       9

Article 17  Insolvency ..........................................       9

Article 18  Arbitration .........................................      10

Article 19  Other Reinsurance ...................................      11

Article 20  Termination  ........................................      12

Article 21  Funding of Reserves; Unearned Premium, Outstanding
             Losses and IBNR ....................................      13

            Signing Page ........................................      14

               In consideration of payment of the premium and upon the terms, conditions, and limitations set forth in this AGREEMENT, the parties agree as follows:


ARTICLE 1 SCOPE OF AGREEMENT

          By this AGREEMENT, the COMPANY obligates itself to cede to the REINSURER and the REINSURER obligates itself to accept the liability business described in this AGREEMENT. The liability of the REINSURER with respect to each cession hereunder shall commence obligatory and simultaneously with that of the COMPANY, subject to the terms, conditions and limitations set forth herein. The terms of this AGREEMENT shall determine the rights and obligations of the parties. This AGREEMENT is solely between the COMPANY and the REINSURER. When more than one COMPANY is named as a party to this AGREEMENT, the first COMPANY named shall be the agent of the other companies as to all matters pertaining to this AGREEMENT. Performance of the obligations of each party under this AGREEMENT shall be rendered solely to the other party. However, if the COMPANY becomes insolvent, the liability of the REINSURER shall be modified to the extent set forth in the Article entitled "Insolvency." In no instance shall any insured of the COMPANY have any rights under this AGREEMENT.

ARTICLE 2 REINSURING CLAUSE

          The REINSURER agrees to indemnify the COMPANY for that amount of net loss reinsured hereunder after deduction of all other reinsurance, whether collectable or not, which the COMPANY has become obligated to pay or has agreed to pay arising out of any and all policies, binders and contracts of insurance (hereinafter referred to as "policies") for in force, new and renewal business underwritten on behalf of the COMPANY by CoverX Corporation of Southfield, Michigan, on risks domiciled in all those states in which the COMPANY is licensed or otherwise authorized to do business.

ARTICLE 3 TERM

          This AGREEMENT shall become effective at 12:01 a.m., Central Daylight Time on July 1, 1996, and shall continue in force for an unlimited period subject to Article 20, Termination. The REINSURER shall be subject to the same conditions as the original policies and shall follow, subject to the terms of this AGREEMENT, the fortunes of the COMPANY in respect of all business ceded hereunder.

ARTICLE 4 RETENTION AND LIMITS

          The REINSURER shall indemnify the COMPANY for 50% of the amount of net loss allocable to the first $1,000,000 of insurance for each occurrence/$10,000,000 annual aggregate, under policies of the COMPANY covered by this AGREEMENT plus a proportionate share of the allocated loss adjustment expenses. The COMPANY shall retain for its own account the remaining 50% of the first $1,000,000 each occurrence/$10,000,000 annual aggregate; however, this requirement shall be satisfied if such amount is retained by the COMPANY or, if applicable, its affiliated COMPANIES under the common management or ownership or both in accordance with Article 1 of this AGREEMENT. It is warranted that the maximum policy limits covered by this AGREEMENT are $1,000,000 each occurrence/$10,000,000 annual aggregate. However, the COMPANY is permitted to obtain facultative or other reinsurance for limits in excess of $1,000,000.

ARTICLE 5 EXCLUSIONS

          1.   All assumed reinsurance.

          2. All liability arising out of nuclear risks, including, without limitation, that described in the attached Nuclear Incident Exclusion Clause.

          3.   Losses directly or indirectly caused by:

               a. War, invasion, act of foreign enemy, hostilities, or war-like operations (whether war be declared or not), civil war;

               b. Mutiny, civil commotion assuming the proportions of or amounting to a popular rising, military rising, insurrections, rebellion, revolution, military or usurped power, or any act of any person acting on behalf or in connection with any organization with activity directed toward the overthrow by force of its Government.

          4. Liability arising from Insurance Loss Portfolio Transfers of any kind.

          5. Retroactive liability except for Prior Acts Coverage under a claims-made policy.

          6. Liability underwritten or accepted by any third party other than CoverX Corporation.

          7. Liability assumed by the COMPANY as a member of a syndicate, pool, or underwriting association; however, this exclusion does not apply to participation in assigned risk plans.

          8. Insurance Guarantee Associations as provided by the Insolvency Fund Exclusion Clause which is attached.

          9. Liability of the COMPANY classified by the COMPANY as arising out of ERISA.

          10. Fidelity, Surety, Libel and Slander, Credit, Financial Guarantee, Bankers Blanket Bond Risks and contingency risks such as personal injury insurances when written as such.

          11. Liability arising out of the ownership, maintenance, operation or use of aircraft, air cushioned vehicles and airports or the installation of equipment therein.

          12.  Kidnap and Ransom and/or Extortion Coverage.

          13.  Insurance coverage for punitive or exemplary damages.

          14.  Security Exchange Commission Liability.

          15. Business classified by the COMPANY as Ocean Marine or arising out of the operation or navigation of ships or vessels other than yachts or small pleasure craft.

          16. Liability of the COMPANY classified by the COMPANY as arising from risks having an exposure to asbestos resulting from the existence, mining, handling, processing, manufacture, sale, distribution, storage or use of asbestos, asbestos products, and/or products containing asbestos.

          17.  Environmental impairment of Pollution Liability.

          18.  Workers' Compensation and Employers' Liability.

          19.  Automobile Liability.

          Notwithstanding the exclusions set forth in Items 15 through 19 above, any reinsurance that is specifically accepted by the REINSURER from the COMPANY shall be covered under this AGREEMENT and subject to the terms hereof, except as such terms shall be modified by such Special Acceptance.

          In the event that the COMPANY insures such an excluded risk under its Policies, either because an existing insured has expanded its operations or because CoverX has placed such an excluded risk with the COMPANY, the COMPANY shall be protected by and afforded reinsurance under this AGREEMENT to the extent as if there were no exclusion, but only until the COMPANY is able to effect cancellation of such coverage and then not for more than forty-five (45) days from the date of discovery of such excluded risk by the underwriters of the COMPANY's home office.

ARTICLE 6 PREMIUM

          A. The COMPANY shall pay to the REINSURER its pro rata share, being 50% of the gross net written premiums and the REINSURER shall refund to the COMPANY its pro rata share of any return premiums, on business which is the subject matter of this AGREEMENT, less gross premium ceded for other reinsurance inuring to the benefit of this AGREEMENT as specified in Article 19, Other Reinsurance, and less the applicable ceding commission if any, as specified in Article 7, Ceding Commission.

          B. When the reinsurance of in-force policies is specified in Article 2, Reinsurance Clause, the REINSURER shall receive its pro rata share of the unearned premium on such business subject to the conditions specified in Paragraph A above. In the event of a change in the reinsurance cession quota or a change in the REINSURER's share, this procedure shall be applied accordingly.

ARTICLE 7 CEDING COMMISSION

          A. The REINSURER shall allow the COMPANY a ceding commission in accordance with the attached Schedule A on all premiums ceded to the REINSURER hereunder. The COMPANY shall allow the REINSURER return commission on return premiums at the same rate.

          B. It is expressly agreed that the ceding commission allowed the COMPANY includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except allocated loss adjustment expense.

ARTICLE 8 REPORTS AND REMITTANCES

          A. Reinsurance Premium - within 45 days after the close of each month, the COMPANY shall render to the REINSURER a report of the gross net written premium and unearned premiums for the month with respect to business covered hereunder summarizing the reinsurance premiums and commissions applicable.

          B. Within 15 days after the close of each month the COMPANY shall render to the REINSURER a claims summary, on a form acceptable to the REINSURER, giving details of any losses paid and outstanding, allocated loss adjustment expenses, salvage and recoveries.

          The COMPANY shall include a summary sheet with "A" and "B" above, reflecting the net balance. The net balance due shall be payable by the debtor party within 75 days after the close of the month involved. The net balance will be adjusted by inclusion of the REINSURER's part of losses settled, allocated loss adjustment expenses, salvage and other recoveries, through the most current month at the time of payment.

ARTICLE 9 LOSSES AND ALLOCATED LOSS ADJUSTMENT EXPENSE

          A. The COMPANY shall promptly notify the REINSURER of all claims which:

               1.   Originate from fatal injuries,

               2.   Originate from bodily injuries as specified below:

                    a.   Serious brain damage,
                    b. Spinal injuries resulting in partial or total paralysis,
                    c. Amputations or permanent loss of use of upper or lower extremities,
                    d. All other injuries likely to result in a serious permanent disability,
                    e.   Severe burn injuries involving 25% or more of the body,
                    f.   Loss of sight of one or both eyes,
                    g.   Multiple fractures,
                    h.   Sexual abuse or molestation,
          and will also promptly notify the REINSURER of other applicable reinsurance that would affect the REINSURER's liability.

          B. The COMPANY, as its sole discretion, may commence, continue, defend, compromise, settle, or withdraw from any action, suit or prosecution and generally do such matters relating to any loss, claim or damage which, in its judgement, may be beneficial. The COMPANY agrees to investigate and conduct diligently the defense of all claims arising under its policies with respect to which this AGREEMENT applies. The COMPANY shall have original and primary responsibility for all claim settlements. However, the REINSURER shall have the right and opportunity to be associated at its own expense with the COMPANY in the defense of any claim, suit, or proceeding which might involve the REINSURER's obligations under this AGREEMENT and the COMPANY and the REINSURER shall cooperate in every respect in the defense of any such claim, suit or proceeding, but the REINSURER shall not have any obligation to assume the defense of any claim.

          C. The REINSURER shall proportionally share with the COMPANY all allocated loss adjustment expense. The term "allocated loss adjustment expense" shall mean sums actually disbursed by the COMPANY in payment of allocated expenses to investigate, appraise, adjust, settle, arbitrate, defend or resist claims for losses, whether valid or not, including court costs (when such costs are not included in the judgment) and interest accrued after judgement. Such expenses shall not include sums paid to attorneys as retainer nor salaries of officials and employees of the COMPANY, and shall exclude office or overhead expenses of the COMPANY. In the event of salvage, subrogation, a verdict, award, or judgement is reduced or reversed by an appeal taken by the COMPANY or other recovery, the REINSURER shall share in such recovery in the same proportion as the Quota Share amount.

          D. Where a judgement has been entered against the COMPANY which results in the liability of the REINSURER under this AGREEMENT, and the COMPANY does not wish to appeal such judgement, or the possibility of subrogation exists and the COMPANY elects not to subrogate, the COMPANY will nevertheless prosecute such appeal or subrogation at the request of the REINSURER and the REINSURER shall pay all the expenses thereof. If the appeal or subrogation is successful, the COMPANY shall share proportionately in the recovery and, the COMPANY shall bear its proportion of the expenses, such proportion being determined by the relationship of the COMPANY's net retention to the total gross amount of the judgement.

ARTICLE 10     OFFSET

               The COMPANY or the REINSURER may offset any balance due the other party under this AGREEMENT or any others previously or subsequently entered into between them.

ARTICLE 11     DEFINITIONS

               A.   NET LOSS

               The term "net loss" shall mean all amounts which the COMPANY has paid or has become liable to pay in the settlement of claims or losses, payment of benefits or satisfaction of verdicts, awards, or judgements for which it is liable, including prejudgement interest or delay damages, and excess of original policy limits and extra contractual obligations (as specified in their respective articles) after deduction of all net recoveries, salvages and amounts due from other reinsurance which inures to the benefit of the REINSURER under this AGREEMENT, whether collectible or not. However, in the event of the insolvency of the COMPANY, "net loss" shall mean the amount of loss which the COMPANY has incurred or for which it is liable, including prejudgement interest or delay damages, and excess of original policy limits and extra contractual obligation (as specified in their respective articles) after deduction of all net recoveries, salvages and amounts due from other reinsurance which inures to the benefit of the REINSURER under this AGREEMENT, whether collectible or not, and payment by the REINSURER shall be made to the liquidator, receiver or statutory successor of the COMPANY in accordance with the provisions of the article entitled "Insolvency."

               Net Loss shall exclude Allocated Loss Adjustment Expense unless Allocated Loss Adjustment Expense is included as part of the policy limit under the COMPANY's original policy. If Allocated Loss Adjustment Expense is included within the policy limit, Allocated Loss Adjustment Expense will be included in the definition of Net Loss.

               B.   PREJUDGEMENT INTEREST OR DELAY DAMAGES

               This term shall mean interest or damages added to a settlement, verdict, award or judgement based on the amount of time prior to the settlement, verdict, award or judgement that the claim or loss occurred, whether or not made a part of the settlement, verdict, award or judgement.

               C.   OCCURRENCE

               The term "Occurrence" means the happening of one or a series of related or consequential accidents, acts, errors, omissions or mistakes arising out of one event regardless of the number of persons, claimants, insureds, policies or coverage involved, which results in loss payable by the COMPANY, under its policy or policies. All loss or series of losses having a common origin or traceable to the same accident, omission, error, mistake, injurious condition or occurrence, shall be construed to be the result of one occurrence. The COMPANY shall be the sole judge of what constitutes one occurrence under this definition.

               D.   SALVAGE

               This term shall mean any recovery made by the COMPANY in connection with a claim or loss less all expenses paid by the COMPANY other than payments to any salaried employee of the COMPANY making such recovery. Salvage recoveries shall be apportioned between the COMPANY and the REINSURER in the same ratio as the payment of loss.

               E.   GROSS NET WRITTEN PREMIUMS

               This term shall mean the COMPANY's gross original premiums on policies which are the subject matter of this AGREEMENT, prior to any deductions except applicable return premiums and premiums ceded for reinsurance which inures to the benefit of this AGREEMENT as specified in the Article entitled "Other Reinsurance."

               F.   POLICIES

               The term "Policies" shall mean policies, contracts, and binders of insurance issued by the COMPANY, including endorsements thereto.

ARTICLE 12     TERRITORY

               The REINSURER shall be liable only in respect to policies written and providing coverage within the United States of America, except for such incidental foreign exposure as may be covered under the territorial provisions of these policies.

ARTICLE 13     TAXES

               The COMPANY shall pay taxes on premium ceded under this AGREEMENT. If the REINSURER is obligated to pay any taxes on such premiums, the COMPANY shall reimburse the REINSURER; however, the COMPANY shall not be required to pay the same tax twice.

ARTICLE 14     CURRENCY

               All payments under this AGREEMENT shall be made in United States currency.

ARTICLE 15     ERRORS AND OMISSIONS

               A. Inadvertent delays, errors or omissions made in connection with this AGREEMENT or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that the error or omission is rectified as soon as possible after discovery.

               B. The liability of the REINSURER under this AGREEMENT or any exhibits or endorsements attached thereto shall in no event exceed the limits specified therein, nor be extended to cover any risks, perils, or classes of insurance generally or specifically excluded therein.

ARTICLE 16     ACCESS TO RECORDS

               The REINSURER or its designated representative shall have free access at all reasonable times to all records of the COMPANY which pertain to the reinsurance provided hereunder.

ARTICLE 17     INSOLVENCY

               A. In the event of the insolvency of the COMPANY, this reinsurance shall be payable directly to the COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the COMPANY without diminution because of the insolvency of the COMPANY or because the liquidator, receiver, conservator or statutory successor of the COMPANY has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the COMPANY shall give written notice to the REINSURER of the pendency of a claim against the COMPANY indicating the policy or bond reinsured, which claim would involve a possible liability on the part of the REINSURER within a reasonable time after such claim is filed in the conversation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the COMPANY or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the court, against the COMPANY as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the COMPANY solely as a result of the defense undertaken by the REINSURER.

               B. Where two or more REINSURERS are involved in the same claim and a majority in interest elect to interpose defense to such claims, the expense shall be apportioned in accordance with the terms of the reinsurance contract as though such expense had been incurred by the COMPANY.

               C. As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the REINSURER to the COMPANY or to its liquidator, receiver, conservator or statutory successor (except as provided by Sections 4118(a)(I)(A) and 1114-C- of the New York Insurance Law or) except (I) where the AGREEMENT specifically provides another payee in the event of the insolvency of the COMPANY, and (ii) where the REINSURER, with the consent of the direct insured or insureds, have assumed such policy obligations of the COMPANY as direct obligations of the REINSURER to the payees under such policies and in substitution for the obligations of the COMPANY to such payees. Then, and in that event only, the COMPANY, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, is entirely released from its obligation and the REINSURER pays any loss directly to payees under such policy.

ARTICLE 18     ARBITRATION

               A. Any dispute or other matter in question between the COMPANY and the REINSURER arising out of or relating to the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

               B. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days after receiving a written request to do so, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies or have recognized expertise in insurance or reinsurance law or regulation. The arbitrators shall not have a personal or financial interest in the result of the arbitration.

               C. The arbitration hearings shall be held in Omaha, Nebraska, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed upon by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgement upon the award rendered may be entered in any court having jurisdiction thereof.

               D. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties. In certain circumstances, the arbitrators may apportion to one of the parties with all of the costs of the arbitration.

               E. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

ARTICLE 19     OTHER REINSURANCE

               It is understood that the COMPANY shall have the right to effect facultative or treaty reinsurance on business covered by this AGREEMENT.

               The REINSURER'S pro rata share of the cost of such reinsurance net of ceding commission shall be deducted from the REINSURER'S premium prior to the pplication of any commission allowance.

ARTICLE 20     TERMINATION

               A. This AGREEMENT may be terminated by either party, effective at the end of any calendar year, upon giving to the other party not less than 90 days prior to the notice of cancellation in writing by certified mail.

               Except as provided for in Paragraph B. of this article, termination initiated by either party, (the COMPANY or the REINSURER), shall give the other party its choice of cancellation on either a runoff or cutoff basis as described below:

                    1. "Cutoff basis" - In the event of termination on a cutoff basis the REINSURER shall have no liability with respect to loss occurrences happening after the effective time and date of cancellation.

                    2. "Runoff basis" - In the event of termination on a runoff basis, the REINSURER shall remain liable for occurrences arising out of covered policies in force at the date of cancellation until expiration, cancellation or next renewal of such policies, but in no case shall this reinsurance be extended for a period longer than one year after the date of cancellation of this AGREEMENT.

               B.   Should at any time the REINSURER or the COMPANY:

                    1. Be 100% reinsured without the previous written consent of the other party.

                    2. Default in payment due under the terms of this AGREEMENT.

                    3. Amalgamate with or have its shares purchased by any other company, corporation, individual or individuals for the purpose of gaining control.

                    4. Agree to any arrangement which would end its separate existence.

                    5. Have proceedings instituted or filed against them by any insurance regulatory authority for bankruptcy, rehabilitation, conservation, liquidation or dissolution.

                    6.   Reach mutual agreement to do so.

               This AGREEMENT may be terminated by either the REINSURER or the COMPANY upon giving 30 days notice of cancellation in writing by certified mail to the other party. In the event of termination under the provisions of this paragraph the REINSURER shall remain liable for loss arising from occurrences happening prior to the effective time and date of cancellation, but shall have no liability with respect to loss occurrences happening after that time.

               C. When all reinsurance is expired or terminated, but in case for more than one year after the date of such expiration or termination, the REINSURER shall return to the COMPANY the reinsurance premium unearned, if any, calculated on the monthly pro rata basis, less the commission previously allowed thereon.

ARTICLE 21     FUNDING OF RESERVES; UNEARNED PREMIUM OUTSTANDING LOSSES AND IBNR

               If a jurisdiction of the United States will not permit the COMPANY, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any of the REINSURER'S share of obligations, the COMPANY will forward to the REINSURER a statement showing the proportion of such reserves which is applicable to the REINSURER. Upon receipt of such statement, the REINSURER hereby agrees to fund such reserves in respect of unearned premium, know outstanding losses that have been reported to the REINSURER and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the COMPANY but not recovered from the REINSURER, plus reserves for losses incurred but not reported, as shown in the statement prepared by the COMPANY (hereinafter referred to as "Reinsurer's Obligations") by funds withheld, a trust fund, or a Letter of Credit. The REINSURER shall have the option of determining the method of funding, provided it is acceptable to the insurance regulatory authorities having jurisdiction over the COMPANY's reserves, and provided REINSURER give COMPANY and the regulatory authorities sufficient notice to obtain regulatory approval of the funding mechanism in a timely manner.

               When funding by a Letter of Credit, the REINSURER agrees to apply for and secure timely delivery to the COMPANY of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the COMPANY's reserves in an amount equal to the REINSURER's proportion of said reserves.
               Such Letter of Credit shall be issued for a period of not less than one (1) year, and shall be automatically extended for one year from its date of expiration or any future expiration date, unless sixty (60) days prior to any expiration date, the issuing bank shall notify the COMPANY by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

               The REINSURER and COMPANY agree that the Letters of Credit, trust funds or funds withheld provided by the REINSURER pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be used by the COMPANY or any successor, by operation of law, of the COMPANY including, without limitation, any liquidator, rehabilitator, receiver or conservator of the COMPANY for the following purposes, unless otherwise provided for in a separate trust agreement:

               1. To reimburse the COMPANY for the REINSURER's Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

               2. To make refund of any sum which is in excess of the actual amount required to pay the REINSURER's Obligations under this Agreement;

               3. To fund an account with the COMPANY for the REINSURER's Obligations. Such cash deposit shall be held in an interest bearing account separate form the COMPANY's other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the REINSURER.

               4. To pay the REINSURER's share of any other amounts the COMPANY claims are due under this Agreement.

               In the event the amount drawn by the COMPANY on any Letter of Credit is in excess of the actual amount required for (1) or (3), or in the case of (4), the actual amount determined to be due, the COMPANY shall promptly return to the REINSURER the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the COMPANY or the REINSURER.

               The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the COMPANY or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the COMPANY.

               At annual intervals, or more frequently as agreed but never more frequently than quarterly, the COMPANY shall prepare a specific statement of the REINSURER's Obligations, for the sole purpose of amending the Letter of Credit, the funds withheld or the trust fund, in the following manner.

               1. If the statement shows that the REINSURER's Obligations exceed the balance of credit as of the statement date, the REINSURER shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the COMPANY of an amendment to the Letter of Credit, increasing the amount of credit by the amount of such difference.

               2. If, however, the statement shows that the REINSURER's Obligations are less than the balance of credit as of the statement date, the COMPANY shall, within thirty (30) days after receipt of written request from the REINSURER, release such excess credit by agreeing to secure an amendment to the Letter of Credit, reducing the amount of credit available by the amount of such excess credit.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in duplicate by their duly authorized representatives.


In New York, New York this first day of February, 1997.



                              FIRST MERCURY INSURANCE COMPANY



                              \s\ RICHARD H. SMITH
                              President



                              \s\ THOMAS B. DULAPA
                              Secretary


And in Omaha, Nebraska this first day of February, 1997.


                              EMPIRE FIRE AND MARINE INSURANCE
                              COMPANY/EMPIRE INDEMNITY COMPANY



                              \s\ AMY S. BONES
                              Senior Vice President



                              \s\ DOMINIC A. WEBER
                              Vice President

INSOLVENCY FUNDS EXCLUSION CLAUSE


This AGREEMENT excludes all liability of the COMPANY arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the COMPANY of part or all of any claims, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.